This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214784

SUBJECT TO COMPLETION, DATED OCTOBER 18, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated May 4, 2017)

             Shares

INTERNAP CORPORATION
Common Stock

We are offering              shares of its common stock, par value $0.001 per share. Our common stock is listed on the Nasdaq Global Market under the symbol “INAP.” The last reported sale price of our common stock on the Nasdaq Global Market on October 17, 2018 was $11.81 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement and in the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to INAP, before expenses	$	$

(1)	See “Underwriting (Conflicts of Interest)” for additional information relating to underwriting compensation.

We have granted the underwriters a right to purchase up to an additional              shares of common stock at the public offering price less the underwriting discount for 30 days after the date of this prospectus supplement.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about October   , 2018.

Joint Book–Running Managers

Jefferies	Credit Suisse

Prospectus Supplement dated October   , 2018.

Prospectus

You may rely on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide different or additional information. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you. Neither the delivery of this prospectus supplement nor the sale of common stock means that information contained in this prospectus supplement or the accompanying prospectus is correct after the date of this prospectus supplement. This prospectus supplement is not an offer to sell or the solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. No offer of these securities is being made in any jurisdiction where such offer or sale is prohibited.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information, some of which may apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add to or update information contained in the accompanying prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein. Before you invest in the securities offered pursuant to this prospectus, you should carefully read this prospectus and the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should assume that the information in this prospectus supplement and the accompanying prospectus, any issuer free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the date of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” “INAP,” or the “Company” refer to Internap Corporation, a Delaware corporation, and its consolidated subsidiaries.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may appear without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

S-ii

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus, and in the information incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding industry trends, our future financial position and performance, business strategy, revenues and expenses in future periods, projected levels of growth and other matters that do not relate strictly to historical facts. These statements are often identified by words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “projects,” “forecasts,” “plans,” “intends,” “continue,” “could” or “should,” that an “opportunity” exists, that we are “positioned” for a particular result, statements regarding our vision or similar expressions or variations. These statements are based on the beliefs and expectations of our management team based on information available at the time such statements are made. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. Therefore, actual future results and trends may differ materially from what is forecast in such forward-looking statements due to a variety of factors, including, without limitation:

■	our ability to drive growth while reducing costs;
■	our ability to maintain current customers and obtain new ones, whether in a cost-effective manner or at all;
■	the robustness of the IT infrastructure services market;
■	our ability to achieve or sustain profitability;
■	our ability to expand margins and drive higher returns on investment;
■	our ability to sell into new and existing data center space;
■	the actual performance of our IT infrastructure services and our ability to improve operations;
■	our ability to correctly forecast capital needs, demand and space utilization;
■	our ability to respond successfully to technological change and the resulting competition; the geographic concentration of our data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets;
■	our ability to identify any suitable strategic transactions;
■	our ability to realize anticipated revenue, growth, synergies and cost savings from the acquisition of SingleHop LLC (“SingleHop”);
■	our ability to successfully integrate SingleHop’s sales, operations, technology, and products generally;
■	the availability of services from Internet network service providers or network service providers providing network access loops and local loops on favorable terms, or at all;
■	the failure of third party suppliers to deliver their products and services on favorable terms, or at all;
■	failures in our network operations centers, data centers, network access points or computer systems;
■	our ability to provide or improve Internet infrastructure services to our customers;
■	our ability to protect our intellectual property;
■	our substantial amount of indebtedness, our ability to raise additional capital when needed, on attractive terms, or at all, and our ability to service existing debt or maintain compliance with financial and other covenants contained in our credit agreement;
■	our compliance with and changes in complex laws and regulations in the U.S. and internationally;
■	our ability to attract and retain qualified management and other personnel; and
■	volatility in the trading price of our common stock.

S-iii

These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC and our other reports filed with the SEC could cause actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iv

SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that may be important to you. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about the shares we are offering as well as information regarding our business and detailed financial data. You should carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, including especially the “Risk Factors” sections, as well as the documents to which we have referred you under “Where You Can Find More Information” below, before making an investment decision.

Our Company

We are a global provider of premium data center infrastructure, cloud solutions, and high performance network services. Through our full-spectrum portfolio, including high-density colocation facilities, managed cloud hosting, and high-bandwidth/low latency network connectivity, we are providing and creating complete solutions for our customers.

We are targeting a large addressable market of business and enterprise customers, who range in size from Fortune 500 listed companies to emerging startups. We provide highly secure and redundant critical infrastructure across 56 data centers around the world. These facilities are primarily of Tier 3 design. The locations of our facilities are strategically situated in 21 metropolitan markets, primarily in North America, but with an extended reach through our 99 Network Points of Presence (“POPs”) around the world.

We have over one million gross square feet in our portfolio and approximately 600,000 square feet of sellable data center space. Of the 21 major markets in our portfolio, we have a presence in 12 of the top 15 Metropolitan Statistical Areas (“MSAs”) in the United States. Our major markets include: Atlanta, Boston, Chicago, Dallas, Houston, Los Angeles, Miami, New York/New Jersey, Northern Virginia, Oakland, Phoenix, Seattle and Silicon Valley. In addition, we have a strong presence in Montreal, the second largest city in Canada. Outside of North America, we have a strategic footprint in Amsterdam, Frankfurt, London, Hong Kong, Singapore, and Sydney. We also have a majority stake in INAP Japan, which has data centers in Tokyo and Osaka.

In addition, our Global Network Services group manages our metro fiber, IP backbone, bandwidth capacity, and connectivity to support our assets around the world. Our network is capable of delivering high performance IP and optimizes the quality of service for the most sophisticated customers. The network is designed to attract customers who require redundancy and low latency transport, as well as end-to-end traffic monitoring. Our network is a differentiator. It interconnects our customers through our data centers, and every other data center where our POPs are located around the world, giving INAP significant footprint and global reach.

Our Business

The IT infrastructure services market comprises a range of offerings that have emerged in response to shifting business and technology drivers. Leading multi-tenant data center providers such as INAP can meet the growing demand for off-premises infrastructure deployments through colocation, complex managed hosting, and network connectivity. Our Infrastructure-as-a-Service model is designed to be flexible and scalable to keep pace with growth trends in mobility, services that require low latency and performance, and ultimately the Internet of Things (“IoT”). We aim to meet the needs of enterprises who are shifting workloads that were historically on-premise to off-premise colocation, hosted private clouds, on-ramp to public cloud environments, or some hybrid environment. We believe that the interconnection of these environments will provide customers with a host of solutions that meet the needs of their business over a sustainable planning horizon.

Our Competitive Strengths

High Quality Data Center Facilities in Key Metropolitan Areas. Our premier flagship data center properties are best-in-class facilities designed and constructed primarily to Tier 3 specifications to support the highest criteria of security, redundancy, and performance. These assets are located in 21 major metropolitan areas in nine countries. Our facilities are geographically diversified so that no one metropolitan area represents more than 15% of revenue. Our data center footprint is significant, with over one million gross square feet under management and approximately 600,000 square feet of sellable data center space. We are present primarily in the top MSAs in North America where we believe we touch a large addressable market of businesses and enterprises who need the products and services we offer and positions us to expand our market share and drive revenue growth.

Application-Driven Solution Engineering. The ever-evolving needs of IT environments are not one-size fits all. Applications and workloads perform optimally only when the underlying infrastructure is designed and configured to support their specific requirements. This is why we use an application-driven approach to solution engineering. First, we seek to understand the customer’s particular requirements, and only then do we recommend and build the best solution. Whether colocation, managed private cloud, or third party public cloud, our full-spectrum of services allow for best-fit solutions for our customers.

Full-Spectrum Data Center and Cloud Solutions. With growing demand for outsourced IT infrastructure, we believe our full-spectrum data center and cloud solutions are positioned to capture the opportunity, regardless of deployment model or service requirement. Whether an enterprise requires small or hyperscale colocation, private or public cloud, or a mix of these services in a multi-cloud or hybrid environment, we can support them. We connect all of our data center and cloud services with our Performance IP™ service.

High-Performance Solutions Delivered via Automation and Technical Engineering. Through a combination of automation platforms and highly-skilled technical engineering, we are able to deliver best-in-class high performance IP, speed, resiliency, and scalability that interconnects our data centers and POPs around the world. We use technology and processes to optimize data routes, manage complex IT environments, and deliver a premium service that customers seek out for full solutions.

Strong, Experienced Management Team. Our senior leadership team is made up of veterans of the Data Center, Telecom, Media, and Technology industry sectors. The corporate and operations teams have years of experience working together at INAP and elsewhere with the ability to drive performance in accordance with set objectives. Collectively, the leadership team is focused on executing a profitable organic growth strategy through continued improvement of operating performance and accretive acquisitions and divestitures.

Diverse Customer Base. As of June 30, 2018, we have approximately 10,000 customers across various industries, including healthcare, advertising technology, finance, technology infrastructure, gaming, and software. Our customer base is not concentrated in any particular industry; in each of the past three years, no single customer accounted for 10% or more of our revenues.

Market Opportunity

We compete in the large and fast-growing market for IT infrastructure services (outsourced data center, compute resources, storage, network services and managed services). Enterprises continue to migrate from on-premise IT environments to outsourced services: colocation, managed hosting, or hyperscale public clouds. This migration is expected to move approximately $84 billion in on-premise IT value to an outsourced model by 2022, according to Structure Research, with continued movement in this direction for the foreseeable future. From 2017 to 2022, our addressable market is expected to grow from $68.4 billion to approximately $137 billion, with a 5-year CAGR of 15%.

Three complementary macro-level trends are driving demand for IT infrastructure services: the rapid growth of the digital economy, the increases in outsourcing of IT, and the emergence of Internet of Things (IoT).

The Growth of the Digital Economy

The digital economy continues to impact existing business models with a new generation of software and networked applications. Widespread adoption of mobile devices combined with rising expectations around the performance and availability of both consumer and business applications places increasing pressure on enterprises to deliver a seamless end-user experience on any device at any time in any location. Simultaneously, Software-as-a-Service models have changed data usage patterns with information traditionally maintained on individual machines and back-office servers which are now being streamed across the Internet. These applications require predictable performance and data security.

Further, the growth of big data analytics is giving rise to a new breed of “fast data” applications that collect and analyze massive amounts of data in real time to drive immediate business decisions – for example, real-time ad bidding platforms and personalized e-commerce portals. Finally, the emergence and adoption of the IoT is giving rise to the “edge,” where data center and connectivity options are required to be closer to the end user.

The Outsourcing of IT Infrastructure

On-premise IT infrastructure still accounts for the largest overall share of the market but is in rapid decline due to workloads shifting to outsourced infrastructure models, such as colocation and cloud computing. This trend favors data center and cloud service providers that can offer a range of solutions to cater to the varying needs of medium and large enterprise IT. We expect that many customers will need technical expertise provided by companies like ours to migrate, secure, and manage third party public cloud workloads.

As distributed applications become more prevalent, security concerns and compliance issues are placing new burdens on the traditional IT model and driving new costs and complexity. As a result, IT organizations are increasingly turning to infrastructure outsourcing to free-up valuable internal resources to focus on their core businesses, improve service levels and lower the overall cost of their IT operations. We serve as a partner to those resource-limited businesses and enterprises by providing the necessary infrastructure and services to address the increasing complexity of IT environments in today’s digital-centric world. We serve as a partner to businesses and enterprises, as we provide those resources to customers who are limited.

The Emergence of IoT and the ‘Edge’

The IoT continues to evolve as more and more products now have IP addresses. The volume of IoT projects being deployed has risen dramatically in recent years. This offers countless opportunities for multi-tenant data center and cloud service providers, especially ones with ‘edge’ reach, such as ours. The necessary combination of data center proximity to end-users and the ability to deliver extremely low latency for real-time application interaction, will dictate where infrastructure is deployed to enable IoT projects.

Rapid growth in data generated from IoT deployments will also continue to drive a need for low latency storage. Internet infrastructure providers with extensive data center footprints, cloud and storage options will be prime targets for IoT deployments. We believe we are well positioned to capitalize on this growing trend.

Our Growth Strategy

Our objective is to increase market share and continue to deliver profitable growth as a trusted partner to our customers. We aim to offer complete solutions that may require some or all of the full-spectrum of data center, cloud, and/or network services for businesses and enterprises globally. Our profitable growth strategy is designed to produce sustainable long-term returns, driven by both organic and inorganic activities:

Improve Performance of Technical and Economic IT Outcomes for Global Organizations. By taking an application-driven approach to solution design and engineering, along with the use of our innovative automation platforms, we partner with IT managers to deploy solutions aligned with the needs of the application and workloads, reducing unnecessary complexities and costs. Regardless of deployment model (i.e., colocation, bare metal, complex managed hosting, private cloud, or managed AWS/Azure), we have the expertise and tools to support the right mix of infrastructure to optimize both technical and economic solutions. We believe this positions us well to capture new business within the competitive landscape.

Increase Brand Awareness. Continued focus on our go-to-market efforts through sales and marketing are intended to give broader awareness to our full-spectrum of data center and cloud solutions. Investments in marketing initiatives, sales training, and overall brand coverage are designed to give greater attention and coverage to us and support the efforts of our quota bearing sales representatives with both prospective and existing customers.

Expand IT Wallet Share with our Large Existing Customer Base. With our growing portfolio of data center and cloud services, and a customer base of approximately 10,000, we have the opportunity to support our customers’ expansion needs with production, test and development, and disaster recovery offerings in addition to 24/7 managed services. Customers desire a single trusted partner that can offer them solutions for their needs today, as well as their projected needs of the future. Our “land and expand” approach to customer lifecycle management enables us to remain tied closely to the customer’s IT and business roadmap and anticipate their evolving needs. We are staffed with strong account management and customer success organizations that align with our strategy to grow in these efforts.

Accelerate Scale and Capabilities. We expect to accelerate our transformation through strategic acquisitions that add to or strengthen our service portfolio, expand our geographic reach and increase the scale of our business. We continuously evaluate opportunities that fit within this criteria and will ultimately strengthen our position in the market, including smart tuck-in acquisitions, strategic partnerships, joint ventures and transformational mergers or acquisitions.

Our Products and Services

Colocation

Colocation involves providing conditioned power with back-up capacity and physical space within data centers along with associated services such as interconnection, remote hands, environmental controls, monitoring and security while allowing our customers to deploy and manage their servers, storage and other equipment in our secure data centers. We design, construct, and operate the critical data center infrastructure to service our customers.

Data Center Locations

We offer premier data center services in 21 metropolitan markets worldwide, with 56 data centers. The number of locations is provided for each market.

North America			Europe	Asia Pacific
Atlanta (2)	Los Angeles (3)	Oakland	Amsterdam (4)	Hong Kong (2)
Boston (1)	Miami	Phoenix (3)	Frankfurt	Japan (4)
Chicago (4)	Montreal (4)	Seattle (3)	London (3)	Singapore (3)
Dallas (3)	New York/New Jersey (5)	Silicon Valley (6)		Sydney
Houston	Northern Virginia/DC

POP Locations

We have 99 POPs in the following metropolitan markets worldwide, and for each location the number of POPs is provided.

North America			Europe	Asia Pacific
Atlanta (4)	Los Angeles (7)	Philadelphia (2)	Amsterdam (4)	Hong Kong (2)
Boston (3)	Miami (2)	Phoenix (6)	Frankfurt (2)	Japan (4)
Chicago (6)	Montreal (4)	Sacramento	London (4)	Singapore (6)
Dallas (3)	New York/New Jersey (9)	Seattle (4)	Paris	Sydney
Denver (2)	Northern Virginia/DC (8)	Silicon Valley (11)
Houston	Oakland	Toronto

Cloud

Cloud services involve providing compute resources and storage services on demand via an integrated platform, all connected with our Performance IP™ network fabric for low latency connectivity.

Bare Metal

Our Bare Metal Service is intended for workloads and applications that demand robust compute and reliable performance in a high-performance, single-tenant hosting solution.

Private Cloud

Private Cloud dedicates cloud computing resources to a single client that is either logically isolated (multi-tenant) or physically isolated (single tenant) from other users. Compute resources are reserved and dedicated for that client alone. Benefits of our private cloud include, but are not limited to, high levels of security, right-sized to the needs of the workloads, automated for speed of deployment, and transparent for direct visibility into ongoing environmental health.

Managed Third Party Cloud

24x7x365 technical and account support for third party cloud services. Our expertise, solution design, deployment and security allows our customers to focus on their business, not on their cloud infrastructure.

Disaster Recovery-as-a-Service (“DRaaS”)

DRaaS offers protection to a customer’s business reputation by ensuring their applications work for their internal users and their customers during adverse IT events. DRaaS is a secondary environment in a geographically diverse location that enables our customers to resume operations during downtime of their primary production environments.

Cloud Backups

Offsite cloud backups provide the highest level of data protection and redundancy. Cloud backup is a simple, affordable and secure way to satisfy data protection needs.

Managed Storage

From dedicated Storage Area Network (SAN) to Cloud Object storage, our managed storage services provide access to on-demand storage and support for our customer’s applications with no upfront capital investment on their part.

Managed Security

Our managed security services mitigate attacks, improve performance and reduce data recovery costs. With 24/7 protection and flexible deployment options, our managed security services assist our customers in meeting regulatory and best practice requirements, such as FSA, DPA, Basel, ISO 17799, HIPAA and GLA.

Multi-cloud

Multi-cloud solutions are tailored to varying application and workload requirements, leveraging more than one cloud or infrastructure service, such as private cloud and third party cloud.

Network

Network services includes our patented Performance IP™ service, content delivery network services, IP routing hardware and software platform. By intelligently routing traffic with redundant, high-speed connections over multiple, major Internet backbones, our IP connectivity provides high-performance and highly reliable delivery of content, applications and communications to end users globally. We deliver our IP connectivity through 99 POPs around the world.

Recent Developments

Preliminary Estimates of Our Results of Operations for the Three Months Ended September 30, 2018

Our financial results for the three months ended September 30, 2018 are not yet available. Set forth below are certain preliminary estimates of our results of operations that we expect to report for the three months ended September 30, 2018. These preliminary estimates below represent the most current information available to management and are not meant to be a comprehensive statement of our financial results for the three months ended September 30, 2018. Our actual results may differ materially from these preliminary estimates due to, among other things, our financial closing procedures, any final adjustments and other developments that may arise between now and the time our financial results for the three months ended September 30, 2018 are finalized. The preliminary estimates have been prepared by, and are the responsibility of our management. Neither BDO USA, LLP, PricewaterhouseCoopers LLP nor any other independent public registered accounting firm has audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary estimates of our results of operations set forth below for the three months ended September 30, 2018. Accordingly, neither BDO USA, LLP nor PricewaterhouseCoopers LLP express an opinion or any other form of assurance with respect thereto.

We estimate that our total revenues will be in the range of $82.7 million to $83.0 million, our net loss attributable to INAP shareholders will be in the range of $(15.2) million to $(14.8) million and our Adjusted EBITDA will be in the range of $29.1 million to $29.5 million for the three months ended September 30, 2018. Based upon these preliminary results, we believe that our total revenues and Adjusted EBITDA will have grown sequentially in the most recent quarter when compared to the results from the prior quarter ended June 30, 2018.

For the definition of Adjusted EBITDA see “Selected Financial Data−Certain Non-GAAP Financial Measures and Reconciliations to Their GAAP Equivalents.” See “−Non-GAAP Financial Measures” below for a reconciliation of GAAP information and non-GAAP information related to Adjusted EBITDA for the three months ended September 30, 2018.

Non-GAAP Financial Measures

The preliminary estimates above contain references to Adjusted EBITDA, a non-GAAP financial measure. For the definition of Adjusted EBITDA, see “Selected Financial Data−Certain Non-GAAP Financial Measures and Reconciliations to Their GAAP Equivalents.” For the reasons why management believes that Adjusted EBITDA is important to investors, see “Selected Financial Data−Certain Non-GAAP Financial Measures and Reconciliations to Their GAAP Equivalents.” Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered in isolation or as an alternative to net earnings or other performance measures derived in accordance with GAAP. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is set forth below.

	Three Months Ended September 30, 2018
(in millions)
Net loss attributable to INAP shareholders	$(15.2)	$(14.8)
Depreciation and amortization	23.4	23.4
Interest expense	16.9	16.9
Provision for income taxes	0.2	0.2
Other expense	0.2	0.2
Gain on disposal of property and equipment, net	(0.1)	(0.1)
Exit activities, restructuring and impairments	2.3	2.3
Stock-based compensation	1.3	1.3
Acquisition costs	—	—
Strategic alternatives and related costs	—	—
Organizational realignment costs	0.1	0.1
Non-income tax contingency	—	—
Claim settlement	—	—
Adjusted EBITDA	$29.1	$29.5

Voluntary Self-Disclosure

We determined in October 2018 that our Canadian subsidiary, iWeb, provided services to a company on the list of Specially Designated Nationals and Blocked Persons (“SDN List”) maintained by the Department of Treasury’s Office of Foreign Assets Control (“OFAC”).The services were provided to Pioneer Logistics Havacilik Turizm Yonetim Danismanlik Ithalat Ihracat San. Tic. Ltd. Sti, a Turkish company (“Pioneer Logistics”), between November 2012 and September 2018. Pioneer Logistics was designated on the SDN List on August 29, 2014. From August 29, 2014 to September 2018, iWeb received approximately $8,855 in fees from Pioneer Logistics. We promptly terminated Pioneer Logistics as a customer upon learning of its designation. We have filed an initial notification of a suspected violation with OFAC and intend to file a voluntary self-disclosure regarding these transactions.

Corporate Information

We incorporated in Washington in 1996 and reincorporated in Delaware in 2001. Our common stock trades on the Nasdaq Global Market under the symbol “INAP.” Our principal executive offices are located at 12120 Sunset Hills Road, Suite 330, Reston, Virginia 20190.

The Offering

Common stock offered by us
             shares of common stock.
Common stock to be outstanding after this offering
             shares of common stock (or              shares of common stock if the underwriters exercise the option discussed below in full).
Option to purchase additional shares
We have granted the underwriters an option to purchase up to an additional              shares at the public offering price less the underwriting discounts and commissions, within 30 days of the date of this prospectus supplement.
Use of proceeds
We intend to use the net proceeds of the offering of shares to repay the outstanding amounts under our revolving credit facility and the balance of the net proceeds for general corporate purposes, including but not limited to working capital, capital expenditures, acquisitions and other business opportunities. Please see “Use of Proceeds.”
Nasdaq Global Market symbol
“INAP”
Risk Factors
See “Risk Factors” beginning on page S-16 and in the documents incorporated by reference into this prospectus supplement and accompanying prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in shares of our common stock.
Conflicts of Interest
Affiliates of certain of the underwriters are lenders under our credit facility and, to the extent we repay amounts under such credit facility with proceeds from this offering, may receive a portion of the net proceeds of this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

The number of shares of common stock that will be outstanding after this offering is based on 21,219,193 shares of common stock outstanding at June 30, 2018, which includes, as of that date, 1,020,772 shares of common stock outstanding under restricted stock awards that remain subject to further vesting requirements and excludes (i) 265,015 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $25.12 per share and (ii) 1,343,992 shares of common stock available for future grant under the Company’s 2017 Incentive Plan.

SELECTED FINANCIAL DATA

The follow table sets forth certain of our historical financial data as of the dates and for the periods indicated. The historical financial data as of and for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 are derived from our audited financial statements. The historical financial data as of and for the six months ended June 30, 2018 and June 30, 2017 are derived from our unaudited financial statements. The historical results presented below are not necessarily indicative of results that can be expected for any future period and should be read in conjunction with the section entitled “Use of Proceeds” included elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2017 and in Part I, Item 2 of our Quarterly Report on Form 10-Q for the six months ended June 30, 2018 and our audited and unaudited financial statements incorporated by reference herein. See “Where You Can Find More Information.”

	Year Ended December 31,			Six Months Ended June 30,
	2017	2016	2015	2018	2017
				(unaudited)	(unaudited)
(in thousands, except per share data)
Consolidated Statement of Operations and Comprehensive Loss Data:
Revenues	$280,718	$298,297	$318,293	$156,163	$141,775
Operating costs and expenses:
Costs of sales and services, exclusive of depreciation and amortization	106,217	124,255	131,440	53,013	55,474
Costs of customer support	25,757	32,184	36,475	16,228	13,397
Sales, general and administrative	62,728	70,639	81,340	39,456	32,135
Depreciation and amortization	74,993	76,948	92,655	43,667	36,679
Goodwill impairment	—	80,105	—	—	—
Exit activities, restructuring and impairments	6,249	7,236	2,278	793	5,651
Total operating costs and expenses	275,944	391,367	344,188	153,157	143,336
Income (loss) from operations	4,774	(93,070)	(25,895)	3,006	(1,561)
Non-operating expenses	51,001	31,312	26,408	30,698	25,570
Loss before income taxes, non-controlling interest and equity in (earnings) of equity-method investment	(46,227)	(124,382)	(52,303)	(27,692)	(27,131)
Provision (benefit) for income taxes	253	530	(3,660)	241	468
Equity in (earnings) of equity-method investment, net of taxes	(1,207)	(170)	(200)	—	(86)
Net loss	(45,273)	(124,742)	(48,443)	(27,933)	(27,513)
Less net income attributable to non-controlling interests	(70)	—	—	50	—
Net loss attributable to INAP shareholders	$(45,343)	$(124,742)	$(48,443)	$(27,983)	$(27,513)
Net loss per share:
Basic and diluted	$(2.39)	$(9.54)	$(3.73)	$(1.40)	$(1.52)

	December 31,			June 30,
	2017	2016	2015	2018	2017
Consolidated Balance Sheets Data:
Cash and cash equivalents	$14,603	$10,389	$17,772	$14,739	$17,456
Total assets	586,525	430,615	554,611	$724,707	$561,068
Credit facilities, due after one year, and capital lease obligations, less current portion	519,249	367,376	370,693	647,685	483,221
Total shareholders’ (deficit) equity	(1,032)	(3,724)	114,436	(5,021)	10,507
	Year Ended December 3			Six Months Ended June 30,
	2017	2016	2015	2018	2017
				(unaudited)	(unaudited)
Other Financial Data:
Capital expenditures, net of equipment sale-leaseback transactions	$36,449	$46,192	$57,157	$17,442	$12,737
Net cash flows provided by operating activities	39,165	46,449	40,208	18,869	24,634
Net cash flows used in investing activities	(32,209)	(45,650)	(57,157)	(149,779)	(12,737)
Net cash flows (used in) provided by financing activities	(2,872)	(8,118)	15,290	131,051	(4,900)

Certain Non-GAAP Financial Measures and Reconciliations to Their GAAP Equivalents

We are providing the following financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including Adjusted EBITDA and Adjusted EBITDA less CapEx. Adjusted EBITDA and Adjusted EBITDA less CapEx are not measures of our financial performance under GAAP and should not be considered in isolation or as alternatives to net earnings or other performance measures derived in accordance with GAAP. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is set forth below.

	Year Ended December 31,			Six Months Ended June 30,
	2017	2016	2015	2018	2017
(in thousands)
Net loss attributable to INAP shareholders	$(45,343)	$(124,742)	$(48,443)	$(27,843)	$(27,513)
Depreciation and amortization	74,993	76,948	92,655	43,667	36,679
Interest expense	50,476	30,909	27,596	30,887	25,282
Provision (benefit) for income taxes	253	530	(3,660)	241	468
Other (income) expense	(682)	233	(1,388)	(184)	202
(Gain) loss on disposal of property and equipment, net	(353)	8	674	(29)	(200)
Exit activities, restructuring and impairments	6,249	87,341	2,278	793	5,651
Stock-based compensation	3,040	4,997	8,781	2,232	1,132
Acquisition costs	373	—	—	2,864	95
Strategic alternatives and related costs	70	1,408	1,133	50	14
Organizational realignment costs	957	4,412	—	671	582
Non-income tax contingency	1,500	—	—	800	1,500
Claim settlement	713	—	—	—	713
Adjusted EBITDA	$92,246	$82,044	$79,626	$54,009	$44,605
Capital Expenditures (CapEx)	36,449	46,192	57,157	17,442	12,737
Adjusted EBITDA less CapEx	$55,797	$35,852	$22,469	$36,567	$31,868

We define the following non-GAAP measures as follows:

■	Adjusted EBITDA is a non-GAAP measure and is GAAP net loss attributable to INAP shareholders plus depreciation and amortization, interest expense, provision (benefit) for income taxes, other expense (income), (gain) loss on disposal of property and equipment, net, exit activities, restructuring and impairments, stock-based compensation, acquisitions costs, strategic alternatives and related costs, organizational realignment costs, non-income tax contingency and claim settlement.
■	Adjusted EBITDA less CapEx is Adjusted EBITDA less capital expenditures.

We believe that presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations.

We believe that excluding depreciation and amortization and loss (gain) on disposals of property and equipment, as well as impairments and restructuring, to calculate Adjusted EBITDA provides supplemental information and an alternative presentation that is useful to investors’ understanding of our current ongoing operating results and trends. Not only are depreciation and amortization expenses based on historical costs of assets that may have little bearing on present or future replacement costs, but also they are based on management estimates of remaining useful lives. Loss on disposals of property and equipment is also based on historical costs of assets that may have little bearing on replacement costs. Impairments and restructuring expenses primarily reflect goodwill impairments and subsequent plan adjustments in sublease income assumptions for certain properties included in our previously disclosed restructuring plans.

We believe that excluding interest expense, provision (benefit) for income taxes and other expense (income) from non-GAAP financial measures provides supplemental information and an alternative presentation useful to investors’ understanding of our core operating results and trends. We believe that investors consider financial measures of our results of operations excluding interest expense, provision (benefit) for income taxes and other expense (income) as important supplemental information useful to their understanding of our historical results and estimating our future results.

We also believe that, in excluding the effects of interest expense, provision (benefit) for income taxes and other expense (income), our non-GAAP financial measures provide investors with transparency into what management uses to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods and to compare our results of operations on a more consistent basis against that of other companies, in making financial and operating decisions and to establish certain management compensation.

We believe that exit activities, restructuring and impairments, acquisition costs, strategic alternatives and related costs, organizational realignment costs, non-income tax contingency and claim settlement are unique costs, and consequently, we do not consider these charges as a normal component of expenses related to current and ongoing operations.

Similarly, we believe that excluding the effects of stock-based compensation from non-GAAP financial measures provides supplemental information and an alternative presentation useful to investors’ understanding of our current ongoing operating results and trends. Management believes that investors consider financial measures of our results of operations excluding stock-based compensation as important supplemental information useful to their understanding of our historical results and estimating our future results.

We also believe that, in excluding the effects of stock-based compensation, our non-GAAP financial measures provide investors with transparency into what management uses to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods and to compare our results of operations on a more consistent basis against that of other companies, in making financial and operating decisions and to establish certain management compensation.

Stock-based compensation is an important part of total compensation, especially from the perspective of employees. We believe, however, that supplementing GAAP net loss by providing normalized net loss, excluding the effect of exit activities, restructuring and impairments, acquisition costs, strategic alternatives and related costs, organizational realignment costs, non-income tax contingency and claim settlement, is useful to investors because it enables additional and more meaningful period-to-period comparisons.

Adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, and should be viewed as a supplement to - not a substitute for - our results of operations presented on the basis of GAAP. Adjusted EBITDA does not purport to represent cash flow provided by operating activities as defined by GAAP. Our statements of cash flows present our cash flow activity in accordance with GAAP. Furthermore, Adjusted EBITDA is not necessarily comparable to similarly-titled measures reported by other companies.

We believe Adjusted EBITDA is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that:

■	EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company-to-company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

■	investors commonly adjust EBITDA information to eliminate the effect of disposals of property and equipment, impairments, restructuring and stock-based compensation which vary widely from company-to-company and impair comparability.

Our management uses Adjusted EBITDA:

■	as a measure of operating performance to assist in comparing performance from period-to-period on a consistent basis;
■	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and
■	in communications with the board of directors, analysts and investors concerning our financial performance.

Adjusted EBITDA less CapEx is used in addition to and in conjunction with results presented in accordance with GAAP. Adjusted EBITDA less CapEx should not be relied upon to the exclusion of GAAP financial measures. Adjusted EBITDA less CapEx reflects an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

We use Adjusted EBITDA less CapEx, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since capital expenditures are a necessary component of ongoing operations.

Adjusted EBITDA less CapEx has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Adjusted EBITDA less CapEx does not incorporate payments made to service our debt or capital lease obligations. Therefore, we believe it is important to view Adjusted EBITDA less CapEx as a complement to our entire consolidated statements of cash flows.

Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Also Adjusted EBITDA is used in our debt covenants.

Although we believe, for the foregoing reasons, that our presentation of non-GAAP financial measures provides useful supplemental information to investors regarding our results of operations, our non-GAAP financial measures should only be considered in addition to, and not as a substitute for, or superior to, any measure of financial performance prepared in accordance with GAAP.

DILUTION

If you purchase our common stock in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value at June 30, 2018 was approximately $(199) million, or $(9.37) per share, based on 21,219,193 shares of our common stock outstanding as of that date. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of our common stock outstanding.

After giving effect to the sale of              shares of common stock by us the public offering price of $11.81 per share (the last reported sale price of our common stock on the Nasdaq Global Market on October 17, 2018), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2018 would have been $    million, or $    per share. This represents an immediate increase in the net tangible book value of $    per share to existing shareholders and immediate dilution of $    per share to investors in this offering, as illustrated by the following table:

Offering price per share			$
Net tangible book value (deficit) per share as of June 30, 2018		$(9.37)
Increase in net tangible book value (deficit) per share attributable to this offering	$
Net tangible book value (deficit) per share as adjusted after this offering			$
Dilution per share to new investors in this offering			$

If the underwriter exercises in full its option to purchase $             of additional shares from us at the public offering price of $11.81 per share, the as adjusted net tangible book value (deficit) per share after this offering would be $    per share, the increase in as adjusted net tangible book value (deficit) per share to existing shareholders would be $    per share and the dilution to new investors purchasing shares in this offering would be $    per share.

A $1.00 increase (decrease) in the assumed public offering price of $11.81 per share, would increase (decrease) our as adjusted net tangible book value after the public offering by $    million and increase (decrease) the dilution in net tangible book value as of June 30, 2018 would have been $    million, or $    per share. This represents an immediate increase in the net tangible book value of $    per share to existing shareholders and immediate dilution of $    per share to investors in this offering, in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock that will be outstanding after this offering is based on 21,219,193 shares of common stock outstanding at June 30, 2018, which includes, as of that date, 1,020,772 shares of common stock outstanding under restricted stock awards that remain subject to further vesting requirements and excludes (i) 265,015 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $25.12 per share and (ii) 1,343,992 shares of common stock available for future grant under the Company’s 2017 Incentive Plan.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2018:

■	on an actual basis; and
■	on an as adjusted basis to give effect to the issuance and sale by us of shares of our common stock in this offering at the public offering price of $11.81 per share (the last reported sale price of our common stock on the Nasdaq Global Market on October 17, 2018), after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds from this offering, as described under “Use of Proceeds.”

This table should be read together with our consolidated financial statements and related notes and the other financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2018
	Actual	As Adjusted
	(In thousands, except share data and par value amounts)
	(Unaudited)
Cash and cash equivalents(1)	$14,739	$
Total debt, including current portion:
Capital lease obligations	$230,967	$
Revolving credit facility(1)	16,000
Term loan, less discount and prepaid costs of $15,541	415,780
	662,747
Shareholders’ deficit:
Common stock, $0.001 par value per share; 21,219,193 issued and outstanding, actual; shares issued and outstanding, as adjusted	21
Additional paid-in capital	1,329,368
Treasury stock	(7,630)
Accumulated deficit	(1,328,502)
Accumulated items of other comprehensive loss	(1,202)
Total INAP shareholders’ deficit	(7,945)
Non-controlling interests	2,924
Total shareholders’ deficit	(5,021)
Total capitalization	$657,726	$
(1)	As adjusted cash and equivalents and revolving credit facility amounts reflect application of offering proceeds as described under “Use of Proceeds.”

The number of shares of common stock that will be outstanding after this offering is based on 21,219,193 shares of common stock outstanding at June 30, 2018, which includes, as of that date, 1,020,772 shares of common stock outstanding under restricted stock awards that remain subject to further vesting requirements and excludes (i) 265,015 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $25.12 per share and (ii) 1,343,992 shares of common stock available for future grant under the Company’s 2017 Incentive Plan.

RISK FACTORS

An investment in the shares of our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference, you should carefully consider the risks discussed below and in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K before making a decision about investing in our securities. The risks and uncertainties discussed below and in our Annual Report on Form 10-K are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in those forward-looking statements. See “Special Note on Forward-Looking Statements.”

Risks Related to This Offering

The market value of our common stock may fluctuate and could be substantially affected by various factors.

The stock price of our common stock and of equity securities of companies in our industry sector has historically experienced high levels of volatility. We expect that the trading price of our common stock will continue to fluctuate. If the trading price of our common stock declines, the per share value of the common stock you purchase will decline. Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include, among others:

■	actual or anticipated variations in revenue, earnings, financial or operating performance or liquidity;
■	announcements of developments related to our business;
■	operating and stock performance of other comparable companies;
■	changes in analyst recommendations or earnings estimates regarding us, other comparable companies or the industry generally, and our ability to meet those estimates;
■	sales of our common stock by us or our shareholders;
■	fluctuations in the trading volume of our shares or the size of our public float;
■	price and volume fluctuations in the overall equity markets from time to time; and
■	general economic, legal, industry and market conditions and trends unrelated to our performance.

In addition, if the stock market for technology, cloud or data center companies, or the stock market generally, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. Stock prices of many companies in our industry sector have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

If our operating results and financial performance do not meet the guidance that we have provided to the public, our stock price may decline.

We provide public guidance on our expected operating and financial results. Although we believe that this guidance provides our shareholders, investors and analysts with a better understanding of our expectations for the future, such guidance is comprised of forward-looking statements which are subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. Our actual results may not meet the guidance we have provided. If our operating or financial results do not meet our guidance or the expectations of investment analysts, our stock price may decline.

Future sales of our common stock, or the possibility or perception in the public markets that these sales may occur, could depress our stock price.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, could substantially decrease the market price of our common stock. Substantially all of the shares of our common stock are available for resale in the public market, other than shares held by our “affiliates,” which are subject to certain restrictions and limitations set forth in Rule 144 of the Securities Act. The resale of certain shares held by affiliates has been registered on a shelf registration statement. Registration of the sale of other shares of our common stock not currently registered would permit their sale into the market immediately. Upon registration of any of these shares for resale, the market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

We, our executive officers and directors have agreed, subject to certain exceptions, not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement. The representatives of the underwriters may, in their sole discretion, release any of these shares from these restrictions. See “Underwriting (Conflicts of Interest).”

After the expiration of the lock-up period, shares subject to the lock-up agreements may be sold in the public market, subject to prior registration or qualification for an exemption from registration, including, in the case of shares held by affiliates, and not otherwise registered for resale, compliance with the volume restrictions and other securities laws. To the extent that any of these shareholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after the contractual lock-ups and other legal restrictions on resale discussed in this prospectus supplement lapse, the trading price of our common stock could decline significantly.

Additional issuances of equity securities would dilute the ownership of our existing shareholders and could reduce our earnings per share.

We may issue equity securities in the future in connection with acquisitions, strategic transactions or for other purposes. To the extent we issue substantial additional equity securities, the ownership of our existing shareholders would be diluted and our earnings per share could be reduced.

Our common stock is equity and is subordinate to our existing and future indebtedness.

Shares of our common stock are equity interests and do not constitute indebtedness. As such, shares of our common stock rank junior to all indebtedness and other non-equity claims on us, with respect to assets available to satisfy such claims.

Because we do not expect to pay any dividends on our common stock for the foreseeable future, our investors may never receive a return on their investment.

We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, our ability to pay cash dividends is currently limited by the terms of our existing loan facility, which restricts the payment of dividends on our capital stock, and any future credit facility may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, if they publish negative evaluations of our stock, or if we fail to meet the expectations of analysts, the price of our stock and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If few analysts maintain coverage of us, or if one or more of the analysts covering our business downgrade their evaluation of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline. Furthermore, if our operating results fail to meet analysts’ expectations our stock price could decline.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Our management will have broad discretion as to the use of any net proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us more profitable.

Our inability to identify acquisition targets, complete any pending acquisitions or successfully integrate any new or previous acquisitions could have a material adverse effect on our business.

Our overall business strategy includes the identification, evaluation and ultimate acquisition and integration of technologies and businesses that complement or augment our existing products and services. Certain acquisitions may be difficult to complete for a number of reasons, including the need for financing, third party approvals or the cost of such acquisitions. Any acquisition we may complete may be made at a substantial premium over the fair value of the net identifiable assets of the acquired company. Further, we may not be able to integrate acquired businesses successfully into our existing businesses, make such businesses profitable, or realize anticipated cost savings or synergies, if any, from these acquisitions, which could adversely affect our business.

USE OF PROCEEDS

We estimate that the net proceeds from this offering to us will be approximately $    million (or $    million if the underwriters exercise their option to purchase additional shares in full), assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same at a public offering price of $11.81 per share (the last reported sale price of our common stock on the Nasdaq Global Market on October 17, 2018) and after deducting the underwriting discounts and other estimated expenses of this offering payable by us. We intend to use the net proceeds from this offering to repay approximately $21 million of the outstanding balance of our revolving credit facility as of October 17, 2018, and the balance of the net proceeds for general corporate purposes, including but not limited to working capital, capital expenditures, acquisitions and other business opportunities. As of June 30, 2018, the interest rate on our revolving credit facility was 8.99%. The revolving credit facility matures on October 6, 2021.

MATERIAL U.S. FEDERAL ESTATE AND INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock issued pursuant to this offering by a non-U.S. holder (as defined below) that acquires our common stock pursuant to this offering and holds our common stock as a capital asset (generally, property held for investment), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder in light of the non-U.S. holder’s particular investment or other circumstances. Accordingly, all prospective non-U.S. holders should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock as described in this summary. We have not sought any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used in this summary, the term “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

■	an individual who is a citizen or resident of the United States;
■	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;
■	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
■	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address all estate (except as set forth below under the heading “U.S. Federal Estate Tax”), generation-skipping or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or the applicability of any particular tax treaty. This summary also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address any special tax rules that may apply to particular non-U.S. holders, such as:

■	banks, other financial institutions, insurance companies, real estate investment trusts or regulated investment companies, governmental organizations, tax-exempt organizations, pension or retirement plans, brokers, dealers or traders in stocks, securities, currencies or commodities, certain former citizens and former long-term residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, passive foreign investment companies or beneficial owners of non-U.S. holders;
■	non-U.S. holders subject to the alternative minimum tax or the Medicare contribution tax, non-U.S. holders who own or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation;
■	non-U.S. holders holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;
■	certain U.S. expatriates;

■	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar; or
■	non-U.S. holders that at any time own, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this discussion does not address the tax treatment of partnerships or pass-through entities (or entities or arrangements that are treated as partnerships or pass-through entities for U.S. federal income tax purposes) or partners or investors in such partnerships or pass-through entities. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner of the partnership may depend upon the status of the partner and the activities of the partnership. Such partnerships and partners should consult their tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock that are applicable to them.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate, generation-skipping or gift tax rules or under the laws of any State of the United States or any local, non-U.S. or other taxing jurisdiction, or under any applicable tax treaty.

Distributions

As noted above, we do not anticipate that we will make any cash distributions to holders of our common stock in the foreseeable future. In the event we do make distributions on our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a return of your investment and will first reduce your tax basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then any remaining excess will be treated as gain from the sale of that stock, subject to the tax treatment described below in “Sale or Other Taxable Disposition.” Any such distribution will also be subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “FATCA.”

The gross amounts of cash distributions on our common stock paid to you that are treated as dividends generally will be subject to withholding of U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty. In order to claim the benefit of an applicable income tax treaty, you will generally be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements. These forms may be required to be periodically updated. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. If you are eligible for a reduced rate of withholding of U.S. federal income tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. You should consult your tax advisor regarding your potential entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Notwithstanding the above, dividends paid on our common stock that are effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States, will be taxed on a net income basis at the regular graduated rates generally applicable to United States persons. In that case, withholding of U.S. federal income tax discussed above will not apply if you provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, if you are treated as a corporation for U.S. federal income tax purposes, you may be subject to a “branch profits tax” at a 30% rate, or a lower rate under an applicable income tax treaty, on your earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with your conduct of a trade or business within the United States, subject to adjustments.

Sale or Other Taxable Disposition

Subject to the discussions of backup withholding and FATCA below, you generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on a sale or other disposition of our common stock unless:

■	the gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States; in this case, the gain generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates generally applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if you are treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;
■	you are an individual who is present in the United States at least 183 days in the taxable year of the disposition, and meet certain other requirements, in which case, except as otherwise provided by an applicable income tax treaty, the gain (which may be offset by certain U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax; or
■	we are or have been a “U.S. real property holding corporation” or “USRPHC” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will not be treated as United States real property interests (and hence will not be subject to withholding by reason of us otherwise qualifying as a USRPHC) unless you actually, indirectly or constructively hold more than five percent of our outstanding common stock at any time during the applicable period that is specified in the Code.

Information Reporting and Backup Withholding

The applicable withholding agent generally will be required to report to the IRS and to you the amount of any distributions (whether or not they constitute dividends for U.S. federal income tax purposes) paid to you, your name and address, and the amount of U.S. federal income tax, if any, withheld. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement. Payments of dividends or of proceeds on the disposition of stock made to you may be subject to additional information reporting and backup withholding unless you: establish an exemption, for example by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8, or otherwise satisfy documentary evidence requirements for establishing that you are not a United States person. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit, provided the required information is timely furnished to the IRS.

FATCA

Legislation and administrative guidance (commonly referred to as the Foreign Account Tax Compliance Act or “FATCA”) generally imposes a U.S. federal withholding tax of 30% on any dividends paid and the gross proceeds of a sale, redemption, or other disposition of our common stock (if such disposition occurs after December 31, 2018), in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as specifically defined for this purpose) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with either a certification (generally on an IRS Form W-8BEN-E) that it does not have any substantial direct or indirect U.S. owners or identifying each direct and indirect U.S. owner of the entity; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. You are encouraged to consult with your own tax advisors regarding the possible implications of this legislation on your investment in our common stock.

U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in the underwriting agreement, dated October   , 2018 among us, Jefferies LLC and Credit Suisse Securities (USA) LLC, as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Jefferies LLC
Credit Suisse Securities (USA) LLC
Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1,000,000.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of              shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We and our officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

■	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or
■	otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock, or
■	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Jefferies LLC and Credit Suisse Securities (USA) LLC.

This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus.

Jefferies LLC and Credit Suisse Securities (USA) LLC may, in their sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Conflicts of Interest

Affiliates of Jefferies LLC are lenders under our credit facility which provides for a term loan and a revolving credit facility. We intend to use $21 million of the net proceeds from this offering to repay borrowings under the revolving credit facility. As a result, affiliates of Jefferies LLC may receive a portion of the net proceeds of this offering. Because such affiliates of Jefferies LLC may receive more than 5% of the net proceeds of this offering, Jefferies LLC is deemed to have a “conflict of interest” under the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering is being conducted in accordance with the applicable provisions of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, Jefferies LLC will not make sales of the common stock to discretionary accounts without the prior written consent of the account holder.

Other Activities and Relationships

Certain of the underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

(A)	Resale Restrictions

The distribution of our common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the our common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

(B)	Representations of Canadian Purchasers

By purchasing our common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

■	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions,
■	the purchaser is a “permitted client” as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations,
■	where required by law, the purchaser is purchasing as principal and not as agent, and
■	the purchaser has reviewed the text above under Resale Restrictions.
(C)	Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

(D)	Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus supplement (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(E)	Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

(F)	Taxation and Eligibility for Investment

Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act. The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any common stock which is the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common stock shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer common stock to the public” in relation to the common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe to the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this Prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(ii)	where no consideration is or will be given for the transfer;
(iii)	where the transfer is by operation of law;
(iv)	as specified in Section 276(7) of the SFA; or
(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities has been prepared with regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of securities will not be supervised by, any Swiss regulatory authority, e.g. the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

STOCK EXCHANGE LISTING

Our common stock traded on the Nasdaq Global Market under the symbol “INAP.”

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement has been passed upon for us by Jenner & Block LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2017 and for the year ended December 31, 2017, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

The financial statements as of December 31, 2016 and for each of the two years in the period ended December 31, 2016 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of SingleHop as of December 31, 2017 and for the year then ended, included in the Company’s Current Report on Form 8-K/A filed with the SEC on May 16, 2018, have been audited by Plante & Moran, PLLC, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including INAP. Except as expressly set forth in the paragraph below, we are not incorporating the contents of the SEC website or our website into this prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and, where applicable, supersede this information. We incorporate by reference into this prospectus the documents listed below that we have filed with the SEC (File No. 001-31989) and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed):

■	Annual Report on Form 10-K filed on March 15, 2018;
■	The information responsive to Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 provided in our Definitive Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Shareholders, filed with the SEC on April 12, 2018;
■	Quarterly Reports on Form 10-Q filed on May 3, 2018 and August 2, 2018;

■	Current Reports on Form 8-K and 8-K/A filed on January 29, 2018, February 7, 2018, February 20, 2018, March 1, 2018, March 21, 2018, April 10, 2018, May 14, 2018, May 16, 2018, June 7, 2018, June 12, 2018, and August 31, 2018; and
■	The description of the Company’s Common Stock set forth in the Company’s Registration Statement on Form 8-A/A, filed on July 29, 2011, together with any amendment or report filed with the SEC for the purpose of updating such description.

You may request a copy of any or all of the documents incorporated by reference in this prospectus supplement, at no cost, by writing or calling our offices at the following address:

Internap Corporation
12120 Sunset Hills Road, Suite 330
Reston, Virginia 20190
(404) 302-9700

PROSPECTUS

INTERNAP CORPORATION

$125,000,000
COMMON STOCK
PREFERRED STOCK
WARRANTS
RIGHTS
DEBT SECURITIES
UNITS

This prospectus will allow us to issue, from time to time at prices and on terms to be determined at or prior to the time of the offering, up to $125,000,000 of any combination of the securities described in this prospectus individually or in units. We may also offer common stock or preferred stock upon conversion of or exchange for the debt securities; common stock upon conversion of or exchange for the preferred stock; and common stock, preferred stock or debt securities upon the exercise of warrants or rights.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide you with the specific terms of any offering in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

Our securities may be sold directly by us to you, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters or agents are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” beginning on page 7 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2017

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC” or the “Commission”), utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, warrants or rights, or various series of debt securities , individually or in units , in one or more offerings, with a total value of up to $125,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

All references to “the Company,” “we,” “us” and “our” refer to Internap Corporation, a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in the information incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding industry trends, our future financial position and performance, business strategy, revenues and expenses in future periods, projected levels of growth and other matters that do not relate strictly to historical facts. These statements are often identified by words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “projects,” “forecasts,” “plans,” “intends,” “continue,” “could” or “should,” that an “opportunity” exists, that we are “positioned” for a particular result, statements regarding our vision or similar expressions or variations. These statements are based on the beliefs and expectations of our management team based on information available at the time such statements are made. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by forward-looking statements. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation:

•	future technology trends and changes in the information technology (“IT”) infrastructure markets in which we compete;
•	our ability to develop or enhance our new or existing services and products;
•	our ability to retain existing customers or attract new customers;
•	differences in anticipated and actual performance in executing our data center and IT infrastructure services expansion;
•	our estimates of future data center space compared to actual usage;
•	pricing pressures for our services and the effect of competition on our services;
•	the impact of long sales cycles for our IT infrastructure services;
•	our customers’ ability or desire to develop or maintain IT infrastructure services internally;
•	government regulation of the Internet or goods or services necessary to operate the Internet;
•	our ability to obtain critical third party services for our IT infrastructure services;
•	failure of our IT infrastructure or disruptions in our IT infrastructure services;
•	our ability to renew our data center leases or manage our asset retirement obligations;
•	our use of open source software in our services and products;
•	the failure of our IT infrastructure or any of our layers of redundancy in our operating facilities;
•	security breaches and security lapses with respect to our network and software;
•	our ability to develop effective and efficient business support systems;
•	our ability to manage our global operations;
•	our ability to remediate any weaknesses in our internal control over financial reporting;
•	our ability to hire or retain key employees;
•	our ability to complete and integrate acquisitions, joint ventures and other strategic transactions;
•	the outcome of any litigation we may be involved in;
•	global political and economic conditions;
•	global or local climate change and resource conservation regulations and initiatives;
•	our ability to manage our other risks related to our capital stock and related business risks; and
•	our ability to service and comply with the terms of our substantial indebtedness.

All forward-looking statements speak only as of the date hereof or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We do not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date such statements are made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including Internap Corporation. Except as expressly set forth in the paragraph below, we are not incorporating the contents of the SEC website into this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and, where applicable, supersede this information. We incorporate by reference into this prospectus the documents listed below that we have filed with the SEC (File No. 001-31989) and all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus, in each case except as to any portion of any future report or document that is not deemed filed under such provisions, until we sell all of the securities covered by this prospectus or the sale of securities by us pursuant to this prospectus is terminated:

•	Annual Report on Form 10-K filed on March 13, 2017;
•	Current Reports on Form 8-K filed on January 26, 2017 and February 28, 2017; and
•	The description of the Company’s Common Stock, par value $0.001 per share, set forth in the Company’s Registration Statement on Form 8-A/A, filed on July 29, 2011, together with any amendment or report filed with the SEC for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning the office of:

Internap Corporation
One Ravinia Drive, Suite 1300
Atlanta, Georgia 30346
Attn: Corporate Secretary
(404) 302-9700

You may also find additional information about us, including the documents mentioned above, on our website at www.internap.com. The information included on or linked to this website or any website referred to in any document incorporated by reference into this prospectus is not a part of this prospectus.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Overview

We are a leading technology provider of Internet infrastructure through both Colocation Business and Enterprise Services (including network connectivity, IP, bandwidth, and Managed Hosting), and Cloud Services (including enterprise-grade AgileCLOUD 2.0, Bare-Metal Servers, and SMB iWeb platforms). Our global high-capacity network connects 15 company-controlled Tier 3-type data centers in major markets in North America, 34 wholesale partnered facilities, and points of presence in 26 central business districts around the world. We also provide high-power density colocation, low-latency bandwidth, and public and private cloud platforms in an expanding Internet infrastructure industry. We incorporated in Washington in 1996 and reincorporated in Delaware in 2001. Our common stock trades on the Nasdaq Global Market under the symbol “INAP.”

Our Industry

We compete in the large and fast-growing market for Internet infrastructure services (outsourced data center, compute, storage and network services). Three complementary trends are driving demand for Internet infrastructure services: the growth of the digital economy, the outsourcing of information technology (“IT”) and the growth of cloud computing.

The Growth of the Digital Economy

The digital economy continues to impact existing business models with a new generation of networked applications. Widespread adoption of mobile Internet devices combined with rising expectations around the performance and availability of both consumer and business applications places increasing pressure on enterprises to deliver a seamless end-user experience on any device at any time at any location. Simultaneously, Software-as-a-Service models have changed data usage patterns with information traditionally maintained on individual machines and back-office servers now being streamed across the Internet. These applications require new diligence and focus on predictable performance and data security. Finally, the growth of big data analytics is giving rise to a new breed of “fast data” applications that collect and analyze massive amounts of data in real time to drive immediate business decisions – for example, real-time ad bidding platforms and personalized e-commerce portals.

The Outsourcing of IT

While more capacity is being outsourced to public cloud data centers, a growing number of enterprises are also turning to colocation and hosting providers.

As distributed applications, security concerns and compliance issues are placing new burdens on the traditional IT model and driving new costs and complexity, IT organizations are increasingly turning to infrastructure outsourcing to free up valuable internal resources to focus on their core businesses, improve service levels and lower the overall cost of their IT operations. The macro-economic trends over the past several years have led to a reduction of operating and capital budgets. Companies are forced to balance this growing complexity with a cost-cutting culture and staff resource limitations that require they do more with less.

The Growth of Cloud Computing

Cloud computing has yet to make its full impact, and the extent and the form of that impact on enterprise and commercial data centers is still unclear. It will take several years to play out, but we expect demand for on-premises capacity to be offset by the ability to more easily migrate workloads to cloud providers such as us.

The emergence of public cloud Infrastructure-as-a-Service (“IaaS”) offerings has accelerated digital innovation by lowering the barrier to entry for new business creation. IaaS offerings allow new enterprises to procure and pay for infrastructure on an as-needed basis while minimizing upfront operating expenses, reducing complexity and increasing agility.

Although most organizations initially rely on cloud services for non-mission critical workloads, such as testing and development, growing adoption and the maturation of cloud platforms have increased confidence in migrating key business applications to the cloud. This, in turn, has led to a new generation of applications that are being architected from the ground up, to run on standardized public cloud infrastructure.

Our Business

The Internet infrastructure services market comprises a range of offerings that have emerged in response to shifting business and technology drivers. We compete specifically in the markets for retail colocation, hosting and IaaS. Different customer use cases and business requirements dictate the need for specific services or a combination of services.

We provide high-performance Internet infrastructure services that make our customers’ applications faster and more scalable. We offer:

•	infrastructure services: customers can mix and match cloud, hosting and colocation for the optimal combination of services to meet specific application and business requirements;
•	availability across a global network of data centers;
•	patented network services that leverage our proprietary technologies to maximize uptime and minimize latency for customer applications; and
•	services backed by service level agreements (“SLAs”) and our team of dedicated support professionals.

Our Segments

Effective January 1, 2016, we changed our organizational structure in an effort to create more effective and efficient business operations and to improve customer and product focus. In that regard, we revised the information that our chief executive officer, who is also our chief operating decision maker, regularly reviews for purposes of allocating resources and assessing performance. As a result, beginning January 1, 2016, we now report our financial performance based on our two new reportable segments, Data Center and Network Services and Cloud and Hosting Services, as follows:

Data Center and Network Services

Our Data Center and Network Services segment consists of colocation and Internet Protocol (“IP”) connectivity services.

Colocation

Colocation involves providing physical space within data centers and associated services such as power, interconnection, environmental controls, monitoring and security while allowing our customers to deploy and manage their servers, storage and other equipment in our secure data centers. We sell our colocation services at 49 data centers across North America, Europe and the Asia-Pacific region. We refer to 15 of these facilities as “company-controlled,” meaning we control the data center operations, staffing and infrastructure and have negotiated long-term leases for the facilities. For company-controlled facilities, in most cases we design the data center infrastructure, procure the capital equipment, deploy the infrastructure and are responsible for the operation and maintenance of the facility. We refer to the remaining 34 data centers as “partner” sites. In these locations, a third party designs and deploys the infrastructure and provides for the operation and maintenance of the facility.

IP Connectivity

IP connectivity includes our patented Performance IP™ service, content delivery network services, IP routing hardware and software platform and Managed Internet Route Optimizer™ Controller. By intelligently routing traffic with redundant, high-speed connections over multiple, major Internet backbones, our IP connectivity provides high-performance and highly-reliable delivery of content, applications and communications to end users globally. We deliver our IP connectivity through 81 IP service points around the world.

Cloud and Hosting Services

Our cloud and hosting services segment consists of hosted Infrastructure-as-a-Service as a cloud platform or via managed hosting. For both Infrastructure-as-a-Service options, we provision and maintain the hardware, data center infrastructure and interconnection, while allowing our customers to own and manage their software applications and content.

Cloud

Cloud services involve providing compute and storage services via an integrated platform that includes servers, storage and network. We built our next generation cloud platform with our high-density colocation, Performance IP service and OpenStack, a leading open source technology for cloud services. Our Cloud offering provides customers with the ability to manage equally virtual and physical servers through an industry standard toolset provided by Openstack-based management and API interfaces. We deliver our cloud services in five locations across North America, Europe and the Asia-Pacific region.

Managed Hosting

Managed hosting involves providing a single tenant infrastructure environment consisting of servers, storage and network. We deliver this customizable infrastructure platform based on enterprise-class technology to support complex application and compliance requirements for our customers. We deliver our managed hosting services in 11 locations across North America, Europe and the Asia-Pacific region.

Data Centers, Private Network Access Points and CDN POPs

Our data centers and private network access points (“P-NAPs”) feature multiple direct high-speed connections to major Internet service providers (“ISPs”). We either have, or operate under third party agreements, data centers, P-NAPs and CDN POPs in some of the largest cities in North America and in select foreign cities.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risk. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of the periods indicated:

	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012
Ratio of earnings to fixed charges (a)(b)	—	—	—	—	0.65

For purposes of computing the above ratios, “earnings” consist of income (loss) from continuing operations before income taxes, noncontrolling interests and cumulative effect of accounting changes, plus fixed charges and the amortization of capitalized interest. “Fixed charges” consist of interest incurred on indebtedness (which does not include interest on income taxes, which is recorded in income taxes), fees and expenses plus one-third of the rental expense from operating leases, which management believes is a reasonable approximation of the interest component of rental expense.

(a)	In 2016, 2015, 2014, 2013 and 2012, we incurred losses from operations, and as a result, our earnings were insufficient to cover our fixed charges by $ 124.4 million, $52.3 million, $41.4 million, $20.3 million and $4.1 million, respectively.
(b)	We currently do not have any preference securities outstanding related to our consolidated subsidiaries and we did not pay or accrue any preference dividends related to our consolidated subsidiaries during the periods presented above.

USE OF PROCEEDS

We will use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for general corporate purposes, unless otherwise specified in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, refinancing of existing indebtedness, repayment of debt, and financing of possible acquisitions, investments or stock repurchases.

DESCRIPTION OF COMMON STOCK

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”), both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General

Our Certificate of Incorporation provides that we may issue up to 120,000,000 shares of common stock, par value $0.001 per share. Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Our Certificate of Incorporation does not provide for cumulative voting. All shares of common stock outstanding as of the date of this prospectus and, upon issuance and sale, all shares of common stock that we may offer pursuant to this prospectus, will be fully paid and nonassessable.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock eligible to vote for the election of directors can elect all of the directors standing for election.

In the event of a liquidation, dissolution or winding up of the company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust.

Stock Exchange Listing

Our common stock is quoted for trading on the NASDAQ Global Market under the symbol “INAP.”

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 20,000,000 shares of blank check preferred stock, par value $0.001 per share. As of the date of this prospectus, no shares of our preferred stock were outstanding or designated. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our Certificate of Incorporation and our Bylaws, both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, and rights of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends, if any, on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;
•	the number of shares offered, the liquidation preference, if any, per share and the purchase price;
•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption, if applicable;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;
•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and
•	any material limitations on issuance of any class or series of preferred stock ranking pari passu with or senior to the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for our preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement relating to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;
•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;
•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;
•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;
•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;
•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;
•	any applicable material U.S. federal income tax consequences;
•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;
•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;
•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;
•	any redemption or call provisions;
•	whether the warrants may be sold separately or with other securities as parts of units; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Outstanding Public Warrants

As of the date of this prospectus, we had no outstanding public warrants.

Transfer Agent and Registrar

The transfer agent and registrar for our warrants will be set forth in the applicable prospectus supplement.

Stock Exchange Listing

The stock exchange that our warrants will be listed on, if any, will be set forth in the applicable prospectus supplement.

DESCRIPTION OF RIGHTS

General

We may issue rights to our stockholders to purchase shares of our common stock, preferred stock or the other securities described in this prospectus. We may offer rights separately or together with one or more additional rights, debt securities, preferred stock, common stock or warrants, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights.

We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date of determining the stockholders entitled to the rights distribution;
•	the aggregate number of shares of common stock, preferred stock or other securities purchasable upon exercise of the rights;
•	the exercise price;
•	the aggregate number of rights issued;
•	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;
•	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;
•	the method by which holders of rights will be entitled to exercise;
•	the conditions to the completion of the offering, if any;
•	the withdrawal, termination and cancellation rights, if any;

•	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;
•	whether stockholders are entitled to oversubscription rights, if any;
•	any applicable material U.S. federal income tax considerations; and
•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock, preferred stock or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock, preferred stock or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Rights Agent

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of debt securities that we may issue and the related indenture, if any, is only a summary. This description and the description contained in any prospectus supplement are subject to and qualified in their entirety by reference to the applicable indenture(s), which will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

We may offer secured or unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible or exchangeable into another security. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into by us and a bank or trust company. As of the date of this prospectus, we have not entered into any indenture agreements.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement.

The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the applicable indenture by the Trust Indenture Act of 1939, or TIA, if any. You should read this summary, the applicable prospectus supplement and the provisions of the applicable indenture or supplemental indenture, if any, in their entirety before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the issuer or co-obligors of such debt securities;
•	the guarantors of each series, if any, and the terms of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;
•	whether the debt securities will be senior, subordinated or junior subordinated;
•	whether the debt securities will be secured or unsecured;

•	any applicable subordination provisions;
•	the maturity date(s) or method for determining same;
•	the interest rate(s) or the method for determining same;
•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;
•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•	redemption or early repayment provisions;
•	authorized denominations;
•	form;
•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;
•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;
•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;
•	amount of discount or premium, if any, with which such debt securities will be issued;
•	any covenants applicable to the particular debt securities being issued;
•	any defaults and events of default applicable to the particular debt securities being issued;
•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;
•	the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the issuer or co-obligors, as the case may be, can select the payment currency;
•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•	any restriction or conditions on the transferability of the debt securities;
•	the securities exchange(s) on which the debt securities will be listed, if any;
•	whether any underwriter(s) will act as a market maker(s) for the debt securities;
•	the extent to which a secondary market for the debt securities is expected to develop;
•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;
•	compensation payable to and/or reimbursement of expenses of the trustee of the series of debt securities;
•	provisions for the defeasance of the debt securities or related to satisfaction and discharge of the indenture;
•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and
•	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked. Will be described in the applicable prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the applicable indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indentures and the corresponding debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF UNITS

General

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date. Below is a description of certain general terms and provisions of the units that we may offer. Particular terms of the units will be described in the unit agreement and the prospectus supplement relating to the units.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the units:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;
•	any applicable material U.S. federal income tax consequences; and
•	any material provisions of the governing unit agreement that differ from those described above.

The terms and conditions described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Warrants,” “Description of Rights”, and “Description of Debt Securities” will apply to any common stock, preferred stock, warrants, rights or debt securities, as applicable, included in each unit, unless otherwise specified in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the offered securities will be passed on for the Company by Jenner & Block LLP, Chicago, Illinois.

EXPERTS

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Internap Corporation for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.